EXPENSE REIMBURSEMENT AGREEMENT

      This Expense Reimbursement Agreement (this "Agreement") is made and entered into this 1st day of July 2005 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc. (the "Fund").

      In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

      1. Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annualized rate of (a) seventy basis points (0.70%) for Class A shares of the Fund, (b) one hundred forty-five basis points (1.45%) for Class B shares of the Fund, (c) seventy basis points (0.70%) for Class C shares of the Fund, and (d) seventy basis points (0.70%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 2 below.

      2. Lord Abbett's commitment described in paragraph 1 will be effective from July 1, 2005 through June 30, 2006.

      IN WITNESS WHEREOF, Lord Abbett and the Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.

                                  LORD ABBETT U.S. GOVERNMENT & GOVERNMENT
                                  SPONSORED ENTERPRISES MONEY MARKET FUND, INC.


                                  By: /s/ Christina T. Simmons
                                      ------------------------------------------
                                          Christina T. Simmons
                                          Vice President and Assistant Secretary


                                  LORD, ABBETT & CO. LLC


                                  By: /s/ Lawrence H. Kaplan
                                      ------------------------------------------
                                          Lawrence H. Kaplan
                                          Member and General Counsel